Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-106389, No. 333-127089 and No. 333-127090) and Form S-3 (No. 333-119646, No. 333-125051, and No. 333-126460) of our report dated April 22, 2009, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/  Odenberg, Ullakko, Muranishi & Co. LLP

 San Francisco, California

August 19, 2009

S-2